Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-228063, 333-248975, 333-254290 and 333-276409) and Form S-8 (Nos. 333-218831, 333-249959, 333-259917, 333-271178 and 333-275961) of CleanSpark, Inc. (the Company) of our reports dated December 3, 2024, relating to the consolidated financial statements and schedule, and the effectiveness of the Company’s internal control over financial reporting, which appear in this Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of September 30, 2024.

/s/ BDO USA, P.C.

Las Vegas, Nevada

December 3, 2024